EXHIBIT 10.9

AMENDMENT NO. 6

TO

COLOMBIAN PARTICIPATION AGREEMENT

BY AND AMONG

GRAN TIERRA ENERGY COLOMBIA LTD.,

GRAN TIERRA ENERGY INC.

AND

CROSBY CAPITAL, LLC

DATED

AS OF MARCH  1, 2012

AMENDMENT NO. 6

TO

COLOMBIAN PARTICIPATION AGREEMENT

this amendment to the Colombian Participation Agreement (this ”Amendment”) is effective as of March 1, 2012 by and among Gran Tierra Energy Colombia Ltd., (the “Partnership”), a Utah partnership (formerly known as Argosy Energy International, a Utah limited partnership (“Argosy”)), Gran Tierra Energy Inc., a Nevada corporation  (“Gran Tierra”), and Crosby Capital, LLC, a Texas limited liability company (“Crosby”) on behalf of itself and its assigns.  The Partnership, Gran Tierra and Crosby are each individually referred to herein as a “Party”, and collectively as the “Parties”.  All capitalized terms not otherwise defined herein shall be given the meaning assigned to such terms in that certain Colombian Participation Agreement, dated as of June 22, 2006, by and among Argosy, Gran Tierra and Crosby (the “Original Participation Agreement”), as previously amended by Amendment No. 1 dated as of November 1, 2006 (“Amendment No. 1”), Amendment No. 2 dated as of July 3, 2008 (“Amendment No. 2”), Amendment No. 3 dated as of December 31, 2008 (“Amendment No. 3”), Amendment No. 4 dated as of June 13, 2011 (“Amendment No. 4”), and Amendment No. 5 dated as of February 10, 2012 (“Amendment No. 5”).

Recitals

Whereas, the Parties executed the Original Participation Agreement, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, and such Original Participation Agreement, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, and Amendment No. 5, is hereinafter referred to as the “Agreement”;

whereas, the Parties pursuant to prior Amendments have extended the term of the Initial Letter of Credit until June 1, 2012, and whereas the Parties have now agreed to amend certain terms of the Agreement relating to the Release Covenants and other requirements relating to Gran Tierra’s obligations to deliver New Letters of Credit following the expiration of the term of the Initial Letter of Credit and have further agreed to amend certain terms of the Agreement relating to the “holdback” of a portion of quarterly payments earned by Crosby under Section 3 (Net Profits Interest) and whereas, pursuant to Section 13.4 of the Agreement, no modification or waiver of any provision of the Agreement shall be effective unless set forth in writing and signed by the Parties;

Agreement

Now, Therefore, in consideration of the covenants and promises herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Section 1.60 of the Agreement shall be deleted in its entirety and replaced with the following:

1.60.   “U.S. GAAP” means United States generally accepted accounting principles as promulgated by the Financial Accounting Standards Board or the successors thereto.

2.	A new section 1.65 shall be added to the Agreement as follows:

1.65 “International Financial Reporting Standards” means the financial reporting standards promulgated by the International Accounting Standards Board or the successors thereto.

3.	A new section 1.66 shall be added to the Agreement as follows:

1.66. “Gran Tierra’s Total Market Capitalization” means the United States Dollar (“USD”) value obtained by multiplying the total number of issued and outstanding common shares of Gran Tierra by the volume weighted average trading price per share as reported on the last twenty trading days of the relevant quarter on the principal national or regional stock exchange, located in the United States, Canada or the United Kingdom, on which Gran Tierra’s common shares are traded or quoted at such time.

4.	A new section 1.67 shall be added to the Agreement as follows:

1.67 “Gran Tierra’s Total Shareholders’ Equity” means the total USD value of shareholders’ equity of Gran Tierra determined as of the last day of the relevant quarter in accordance with U.S. GAAP or International Financial Reporting Standards, as applicable, and reported in Gran Tierra’s quarterly filings made pursuant to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, or any such similar statute as is in effect in such other jurisdiction in which Gran Tierra may be organized, in each case with respect to the relevant quarter. In the event that at any time following the expiration of the Initial Term, Gran Tierra is not a reporting issuer under the Securities Exchange Act of 1934 or such other similar statute, the total value of shareholders’ equity of Gran Tierra shall mean the total value (converted to USD, if not already reported in such currency) determined as of the last day of the relevant quarter in accordance with U.S. GAAP or International Financial Reporting Standards, as applicable, and reported as of the last day of the relevant quarter in a financial report certified by the Chief Financial Officer of Gran Tierra and delivered to Crosby pursuant to Section 6.3.3.

5.	Section 6.3.1 of the Agreement shall be deleted in its entirety and replaced with the following:

6.3.1    Conditions Requiring No Letter Of Credit.  After the expiration of the Initial Term, Gran Tierra shall have no further obligation to provide a  Letter of Credit so long as (i) (A) the condition provided in Section 6.3.2 (the “Release Covenant”) is met and maintained as of the end of each quarter or (B) Gran Tierra maintains a minimum Gran Tierra Corporate Family Credit Rating of “B” or equivalent according to Standard and Poor’s or any successor thereto or “B2” or better by Moody’s or any successor thereto, as applied to the corporate rating or the highest rated class or tranche of debt, regardless of maturity, by any entity included in the Gran Tierra Corporate Family (the “Acceptable Credit Rating”), and (ii) Gran Tierra timely delivers the compliance certificates required under Section 6.3.3. For purposes of determining the Acceptable Credit Rating, the Gran Tierra Corporate Family shall include only those entities whose voting equity is owned 100% directly or indirectly by Gran Tierra.

6.	Section 6.3.2 of the Agreement shall be deleted in its entirety and replaced with the following:

6.3.2    Release Covenant. The Release Covenant is a minimum target ratio calculated as of the end of any quarter by dividing (a) the greater of (i) the USD value of Gran Tierra’s Total Market Capitalization, or (ii) the USD value of Gran Tierra’s Total Shareholders’ Equity, by (b) the total  amount of the payments required to be paid pursuant to Section 7 of the Agreement in the previous four quarterly periods ending on the last date of such quarter. The Release Covenant is satisfied for any quarter if the quotient obtained by such calculation is greater than or equal to 10.

7.	Section 6.3.3 of the Agreement shall be deleted in its entirety and replaced with the following:

6.3.3    Release Covenant Compliance Certificate. Not later than 45 days following the end of each of the first three calendar quarters of each calendar year (that is, March 31, June 30 and September 30) and, with respect to the fourth calendar quarter of each year, not later than March 1of the following calendar year, Gran Tierra shall deliver to Crosby a compliance certificate executed by Gran Tierra’s chief financial officer certifying (i) as to Gran Tierra’s compliance or non-compliance with the Release Covenant, and (ii) as to Gran Tierra’s maintenance or non-maintenance of the Acceptable Credit Rating, as of the last day of the immediately preceding quarter.

8.
Section 6.3.4 of the Agreement shall be amended so that the language appearing prior to subparagraph 6.3.4(a) is deleted in its entirety and the language of subparagraph (a) is deleted in its entirety and the deleted language is replaced with the following:

6.3.4.   Delivery of New Letter of Credit. At any time following the expiration of the Initial Term, if Gran Tierra is not already required to have a letter of credit in place pursuant to the terms of this Section 6, then (i) upon receipt of a certificate pursuant to 6.3.3 that indicates that (A) (1) Gran Tierra does not meet the Release Covenant and (2) has not maintained the Acceptable Credit Rating (measured as of the end of the Initial Term or such quarter as applicable) or (ii) upon a failure to timely deliver the compliance certificate with respect to such quarter as required under Section 6.3.3, then in either case Crosby may at its sole discretion, request and receive from Gran Tierra, within 15 business days of the request, a new irrevocable standby Letter of Credit (the “New Letter of Credit”) with the following characteristics:

(a) Amount: The New Letter of Credit shall have a face value equivalent to the greater of (a) the aggregate amount of the 4 previous quarters payments required by Section 7 or (b) $1 million USD. Draws from any New Letter of Credit must be replaced to keep the required face value of such Letter of Credit in place.

9.	Subparagraphs (b) through (e) of Section 6.3.4. shall remain unaffected by this Amendment.

10.	Section 6.3.5 of the Agreement shall be deleted in its entirety and replaced with the following:

6.3.5   Re-satisfaction of Release Covenant or Achievement of Acceptable Credit Rating. If during any period during which the Partnership or Gran Tierra or a permitted transferee is required to provide a New Letter of Credit hereunder, Gran Tierra or a permitted transferee, as applicable, provides a certificate pursuant to Section 6.3.3 indicating that as of the end of the immediately preceding quarter Gran Tierra had satisfied the Release Covenant or that Gran Tierra, or the permitted transferee, as applicable has maintained the Acceptable Credit Rating, Crosby shall return the applicable Letter of Credit in accordance with Section 6.6.

11.	Section 7.1.1(A) of the Agreement shall be deleted in its entirety and replaced with the following:

7.1.1(A)        calculate the amounts owed to Crosby for such quarter pursuant to    Section 2 (Base Overriding Royalty) and Section 3 (Net Profits Interest). No quarterly calculations of Conditional Overriding Royalty (Section 4) are required in any quarterly report provided under this Section 7.1.1.

12.	Section 7.1.2(A) of the Agreement shall be deleted in its entirety and replaced with the following:

7.1.2(A)        calculate (i) the amount owed to Crosby for the quarter ended December 31 of each calendar year pursuant to Section 2 (Base Overriding Royalty) and (ii) the amount owed to Crosby for the quarter ended December 31 of each calendar year pursuant to Section 3 (Net Profits Interest), and (iii) the amount owed to Crosby for such calendar year pursuant to Section 4 (Conditional Overriding Royalty);

13.	Section 7.7 of the Agreement shall be amended by inserting the words “or International Financial Reporting Standards” after each reference to “U.S. GAAP”.

14.	Section 7.7.2 of the Agreement shall be amended solely to the extent of deleting the reference to “such Investor” and replacing such deleted words with “Crosby”.

15.	A new subsection 7.8 shall be added to the Agreement as follows:

7.8 Parent Guaranty

7.8.1         In the event that a Parent, as defined in Section 1.64, delivers to Crosby an irrevocable guaranty to Crosby of all of Gran Tierra’s obligations under the Agreement, in a form reasonably acceptable to Crosby, then such Parent may elect to have the Parent’s market capitalization, shareholders equity, and or credit rating measured for purposes of compliance with Section 6 (the “Section 6 Election”).  The Parent shall deliver to Crosby a written notice of a Section 6 Election.

7.8.2         In the event that the Parent has properly made a Section 6 Election then each reference to Gran Tierra shall be applicable to the Parent in the following Sections: 1.66, 1.67, 6.3.1, 6.3.2, 6.3.3, 6.3.4 and 6.3.5.

16.
References to the “Agreement” in the Original Participation Agreement shall be deemed to include the Original Participation Agreement, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5 and this Amendment. Except as expressly modified or otherwise as set forth therein or herein, the terms and conditions of the Original Participation Agreement remain in full force and effect.

17.
This Amendment does not alter or amend the Seventh Amended Extension Agreement dated October 7, 2010 between the Parties.  Moreover, the Parties do not by execution of this Amendment waive any of their rights pursuant to the Agreement or the Seventh Amended Extension Agreement.

18.	Each Party shall be responsible for and pay all of its own costs and expenses incurred at any time in connection with this amendment.

19.
This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

20.
A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties to this Amendment, and an executed copy of this Amendment may be delivered by one or more parties to this Amendment by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution an delivery shall be considered valid, binding and effective for all purposes.  At the request of any party to this Amendment, all parties to this Amendment agree to execute an original of this Amendment as well as any facsimile, telecopy or other reproduction of this Amendment.

21.
By their respective signatures below, each Party represents and warrants to the others, that it has full power and authority to execute and deliver this Amendment, that all requisite internal approvals, including approval by the board of directors or other managerial authority has been properly obtained, and that this Amendment shall constitute the legal, valid and binding obligation of such party enforceable in accordance with its terms, except to the extent such enforcement may be subject to bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors’ rights generally.

THE REMAINDER OF THIS PAGE LEFT EMPTY.

In Witness Whereof, each of the undersigned has caused this Amendment No. 6 to be executed as of the date first written above.

Gran Tierra Energy Colombia, Ltd.
By:	Argosy Energy, LLC (f/k/a/ Argosy
Energy Corp.), its General Partner

By:	/s/ Julio Moreira
Name: Julio Moreira
Title: Manager

Gran Tierra Energy Inc.

By:	/s/ Dana Coffield
Name: Dana Coffield
Title: President and CEO

Crosby Capital, LLC

By:	/s/ Jay Allen Chafee
Name: Jay Allen Chaffee
Title: President